Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Great Ajax Corp. of our report dated March 4, 2020, relating to the consolidated financial statements and schedule of Great Ajax Corp. and Subsidiaries (the “Company”), and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of Great Ajax Corp. for the year ended December 31, 2019, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

June 15, 2020